EXHIBIT 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER
OF FISCAL YEAR 2020 (UNAUDITED)

Watseka, Illinois, October, 30, 2019 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.1 million, or $0.33 per basic and diluted share for the three months ended September 30, 2019, compared to $934,000, or $0.26 per basic share and $0.25 per diluted share, for the three months ended September 30, 2018.
For the three months ended September 30, 2019, net interest income was $4.6 million compared to $4.5 million for the three months ended September 30, 2018.  The provision for loan losses decreased to $(54,000) for the three months ended September 30, 2019, from $237,000 for the three months ended September 30, 2018.  Interest income increased to $7.0 million for the three months ended September 30, 2019, from $6.4 million for the three months ended September 30, 2018.  Interest expense increased to $2.4 million for the three months ended September 30, 2019, from $2.0 million for the three months ended September 30, 2018.  Non-interest income decreased to $1.1 million for the three months ended September 30, 2019, from $1.3 million for the three months ended September 30, 2018.  Non-interest expense was $4.2 million for both the three months ended September 30, 2019 and 2018.  For the three months ended September 30, 2019, income tax expense totaled $415,000 compared to $345,000 for the three months ended September 30, 2018.
Total assets at September 30, 2019 were $678.2 million compared to $723.9 million at June 30, 2019.  Cash and cash equivalents decreased to $9.4 million at September 30, 2019, from $59.6 million at June 30, 2019.  Investment securities increased to $148.0 million at September 30, 2019, from $146.3 million at June 30, 2019.  Net loans receivable increased to $491.0 million at September 30, 2019, from $487.8 million at June 30, 2019.  Deposits decreased to $556.5 million at September 30, 2019, from $607.0 million at June 30, 2019.  The large decreases in total assets, cash and cash equivalents, and deposits were due to approximately $55.3 million in deposits from a public entity that collects real estate taxes that was on deposit at June 30, 2019 and withdrawn in the three months ended September 30, 2019, when tax monies were distributed.  Total borrowings, including repurchase agreements, increased to $35.1 million at September 30, 2019 from $26.0 million at June 30, 2019.  Stockholders’ equity decreased to $77.3 million at September 30, 2019 from $82.5 million at June 30, 2019.  Equity decreased primarily due to a repurchase of 304,181 shares of common stock at an aggregate cost of approximately $6.8 million and dividends payable of $521,000, partially offset by net income of $1.1 million, an increase of $870,000 in accumulated other comprehensive income, net of tax, and ESOP and stock equity plan activity of $160,000.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Champaign and Bourbonnais, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended September 30,
	2019	2018
	(unaudited)
Interest income	$7,008	$6,419
Interest expense	2,422	1,957
Net interest income	4,586	4,462
Provision for loan losses	(54)	237
Net interest income after provision for loan losses	4,640	4,225
Non-interest income	1,066	1,278
Non-interest expense	4,191	4,224
Income before taxes	1,515	1,279
Income tax expense	415	345

Net income	$1,100	$934

Earnings per share (1)
Basic	$0.33	$0.26
Diluted	0.33	0.25
Weighted average shares outstanding (1)
Basic	3,304,741	3,623,629
Diluted	3,356,896	3,693,482
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footnotes on following page

Performance Ratios
	For the Three Months Ended September 30, 2019	For the Year Ended June 30, 2019
	(unaudited)
Return on average assets	0.64%	0.53%
Return on average equity	5.41%	4.41%
Net interest margin on average interest earning assets	2.79%	2.78%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)
	At September 30, 2019	At June 30, 2019
	(unaudited)
Assets	$678,204	$723,870
Cash and cash equivalents	9,376	59,600
Investment securities	147,975	146,291
Net loans receivable	490,966	487,774
Deposits	556,477	607,023
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	35,102	26,015
Total stockholders’ equity	77,287	82,461
Book value per share (2)	23.61	23.05
Average stockholders’ equity to average total assets	11.91%	12.10%

Asset Quality
(Dollars in thousands)
	At September 30, 2019	At June 30, 2019
	(unaudited)
Non-performing assets (3)	$1,553	$1,545
Allowance for loan losses	6,277	6,328
Non-performing assets to total assets	0.23%	0.21%
Allowance for losses to total loans	1.26%	1.28%

(1) (2) (3)
Shares outstanding do not include ESOP shares not committed for release.
Total stockholders’ equity divided by shares outstanding of 3,274,071 at September 30, 2019, and 3,578,252 at June 30, 2019
Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.